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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
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                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type responses)
================================================================================
1. Name and Address of Reporting Person*

AYCOCK                 LYNDA                        A.
--------------------------------------------------------------------------------
(Last)                  (First)                 (Middle)

2800 POST OAK BLVD., SUITE 5450
--------------------------------------------------------------------------------
                                    (Street)

HOUSTON                             TX                77056-6127
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

Rowan Companies, Inc. (RDC)
==============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Day/Year

NOVEMBER 25, 2002
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Persons to Issuer
   (Check all applicable)

   [_]   Director                             [_]   10% Owner
   [X]   Officer (give title below)           [_]   Other (specify below)

ASSISTANT TREASURER AND ASSISTANT SECRETARY
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [_] Form filed by more than one Reporting Person


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                            3.            4.                          5.              6.          7.
                       2.       2A.         Trans-        Securities Acquired (A)     Amount of       Owner-      Nature of
                       Trans-   Deemed      action        or Disposed of (D)          Securities      ship        Indirect
                       action   Execution   Code          (Instr. 3, 4 and 5)         Beneficially    Form:       Beneficial
                       Date     Date, if   (Instr. 8)                                 Owned           Direct      Owner-
                                any                                                   Following       (D) or      ship
1.                    (Month/   (Month/                           (A)                 Reported        Indirect
Title of Security      Day/      Day/                              or                 Transaction(s)  (I)
(Instr. 3)             Year)     Year)      Code    V     Amount  (D)  Price         (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK          11/25/2002              S           2,000    D     $21.61       9,220             D
-------------------------------------------------------------------------------------------------------------------------------
                                                                                      3,906             I       BY 401k PLAN
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

            PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
            IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                            9.        10.
                                                                                                            Number    Owner-
                                                                                                            of        ship
              2.                                                                                            Deriv-    Form of
              Conver-                             5.                              7.                        ative     Deriv-  11.
              sion                                Number of                       Title and Amount          Secur-    ative   Nature
              or               3A.                Derivative    6.                of Underlying     8.      ities     Secur-  of
              Exer-            Deemed    4.       Securities    Date              Securities        Price   Bene-     ity:    In-
              cise     3.      Execution Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct  direct
              Price    Trans-  Date, if  action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or  Bene-
1.            of       action  any       Code     of(D)         (Month/Day/Year)            Amount  ative   Following In-     ficial
Title of      Deriv-   Date              (Instr.  (Instr. 3,    ----------------            or      Secur-  Reported  direct  Owner-
Derivative    ative    (Month/ (Month/      8)       4 and 5)   Date     Expira-            Number  ity     Trans-    (I)     ship
Security      Secur-   Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. actions  (Instr. (Instr.
(Instr. 3)    ity      Year)    Year)    Code V    (A)   (D)    cisable  Date      Title    Shares     5)  (Instr. 4)     4)      4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) At October 31, 2002, the Reporting Person's Rowan Common Stock balance under the Company's 401(k) plan (a unitized plan) was as shown, such number of shares, which fluctuates, being calculated as equivalent values based upon the value of the total units divided by the corresponding closing price of the underlying Rowan Common Stock on that date.

By: /s/LYNDA A. AYCOCK                               11/26/2002
   ------------------------------------            -------------------------
   **Signature of Reporting Person                 Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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